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                                                                   EXHIBIT 10.11

                              DISTRIBUTOR CONTRACT

This agreement is made and entered into jointly by MICRO CENTRAL, INC. a New Jersey corporation located at 8998 Route 18, Old Bridge, New Jersey 08857 and CyberMedia, located at 3000 Ocean Park Blvd. Santa Monica, CA and formed as a corporation in the state of CA hereafter called MANUFACTURER.

1.      Term and Right to Distribute

        1.1 MANUFACTURER hereby grants Micro Central the right to purchase, market and distribute certain PRODUCT as defined in Appendix A.

        1.2 This agreement shall be for a period of three years beginning on the date of acceptance of this contract. Thereafter, this contract will extend automatically for consecutive one year terms unless terminated under the terms of this contract.

        1.3 Both parties signing this agreement warrant they have the legal right to do so.

2.      Obligation of Micro Central

        2.1 Micro Central will process orders from customers in as timely a manner as reasonable. It will offer them programs which may include: warehouse locations, EDI capability, toll-free numbers, return and support policies, credit terms, floor planning, DOA processing and others as available.

        2.2 Micro Central is only responsible for applicable property, sales, Use, documentary, duties, income and other taxes incurred once the product is received at our location. Micro Central shall keep accurate records of necessary information, as required by applicable government agencies, for the appropriate times required by those agencies.

3.      MANUFACTURER Support Policies

        3.1 At no charge to Micro Central MANUFACTURER will support PRODUCT and provide reasonable: efforts to sell PRODUCT; amounts of sales literature; sales and technical support to Micro Central and customers.

        3.2 MANUFACTURER will, upon request, offer Micro Central a full working PRODUCT for in house use, testing, training, and support. In the case of software this PRODUCT shall either be a network or site license and be at no charge. In the
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                case of hardware MANUFACTURER shall not charge more than 15%
                less than distributor cost.

        3.3 MANUFACTURER shall make best effort to ship new PRODUCT, if ordered by Micro Central, within 1 day of shipment to any other customer. All other orders shall be processed in as fair and equitable a manner as reasonable.

        3.4 MANUFACTURER will make best effort to notify their marketing or purchasing contact at Micro Central within 24 hours of notice to any other customer of a policy, promotion, version, new or discontinued PRODUCT, bankruptcy, or price decrease: a minimum of 30 days notice of a change in price, part number or bar code (This item is critical since Micro Central is under obligation, and penalty, to inform many of our customers of these facts): as soon as reasonable of their dropping any other distributor.

4.      MANUFACTURER Channel Policies

        4.1 MANUFACTURER will include Micro Central in all distributor listings and prominently display our "Proudly distributed by Micro Central" sign at all computer trade shows it exhibits.

        4.2     Intentionally Omitted.

        4.3 MANUFACTURER will recommend all resellers purchase through distribution and if names are included Micro Central will be included. If MANUFACTURER sells to resellers it agrees to maintain a minimum of a 7% difference in pricing between distributor and reseller pricing.

        4.4 MANUFACTURER will give Micro Central a minimum of 30 days prior written notice before adding a distributor.

        4.5 If MANUFACTURER adds a new distributor then MANUFACTURER shall within 10 days, have an officer of the corporation send a notice that the specific terms of Item 4.7 are being honored.

        4.6     Intentionally Omitted.

        4.7 MANUFACTURER will not offer better pricing than described in Appendix A, discounts, resources, rebates, conditions, terms, opening order promotions, promotions, return privileges, or prices which are not offered in writing to Micro Central. MANUFACTURER agrees that it will not divert, or assist in diverting, any sales away from Micro Central by passing on customer information to another distributor, intentionally not recommending Micro Central, or offering terms and condition better than allowed in this contract.

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5.      Payment Terms

         5.1 MANUFACTURER shall grant Micro Central the option of the following payment terms: Net 45.3% discount for pre-payment at the time of shipping or COD, or 0% discount for payments made within 30 days of receipt of PRODUCT and invoice. For purposes of determining discount the payment will be deemed made on the postmark date.

         5.2 MANUFACTURER agrees to issue credit memos within 20 days from receipt of PRODUCT or proper paperwork if not a PRODUCT return.

         5.3    Prices and Payments are in US dollars.

         5.4 In the event that a credit balance exists MANUFACTURER will issue a check to Micro Central within 30 working days of request. In the case where an accounting discrepancy exists the undisputed portion should be paid, by either party, while the disputed portion is being reconciled.

         5.5 Neither party shall be considered to be in default of this agreement if it withholds payment due to a legitimate dispute with the other.

         5.6 MANUFACTURER agrees to provide the opening order with terms of Net 120.

         5.7    Intentionally Omitted.

         5.8 Micro Central shall be entitled to [*] rebate on all purchases net of returns and discounts previously given, to compensate for the increased cost of doing business. This credit shall be in the form of a credit memo and shall be issued within 20 days of the close of every month.

         5.9    Intentionally Omitted.

6.      Product Warranty and Indemnity

         6.1 MANUFACTURER warrants PRODUCT act according to their published specifications and that it holds the proper rights, patents or agreements allowing them to sell such PRODUCT. MANUFACTURER further warrants that it is not currently aware of any suits against them which may effect their right to sell such PRODUCT.

         6.2 MANUFACTURER shall defend, indemnify and hold Micro Central, its officers, agents, employees, resellers, and representatives harmless against alleged infringements of any patent, copyrights, trademarks, design rights; or claims, demands, liabilities, or expenses for any injury, damages or losses arising from the use, sale, distribution, or transportation of PRODUCT or arising out of negligence of the




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                MANUFACTURER. Micro Central agrees to promptly notify
                MANUFACTURER of any such claims. MANUFACTURER reserves the right to defend any such charge and shall be responsible for all legal costs of its defense.

        6.3 Micro Central shall defend, indemnify and hold MANUFACTURER, its officers, agents, employees and representatives harmless against claims, demands, liabilities or expenses for any injury, damages or losses arising from the negligence or misrepresentation on the part of Micro Central, its officers, agents, employees or representatives.

7.      Disputes

        7.1 In the event that a dispute occurs both parties will make every attempt to reconcile such matters including appointing a new representative for attempting to reconcile and compromise such matters. In the event of litigation or arbitration the prevailing party shall be entitled to interest, as specified by law, reasonable attorney fees, and court costs.

8.      Inventory

        8.1 Stock Rotation - Micro Central shall be allowed to return PRODUCT for full credit. PRODUCT will be returned FOB Micro Central's warehouse.

        8.2 If MANUFACTURER decreases the cost of PRODUCT, by whatever method. MANUFACTURER will price protect Micro Central by the decrease in cost multiplied by the number of units in its inventory, in transit, or in inventory of customers which Micro Central price protects, less any credits or allowances previously granted. Price protection will be in the form of a credit memo. Credit memo will be issued within 10 working days of receipt of reasonable documentation of the number and location of units to be price protected. In the event of a dispute, the undisputed portion will be promptly credited.

        8.3 In the event that Micro Central wishes to return any PRODUCT it will request an RMA. In the event that MANUFACTURER does not issue an RMA within 20 days Micro Central shall have the right to return PRODUCT without an RMA and MANUFACTURER shall be obligated to accept such return.

        8.4 MANUFACTURER shall apply a bar code to the outside of its packaging in conformance with standard industry practices. MANUFACTURER will indemnify Micro Central from any charges incurred from a customer of Micro Central due to the unscanability or changing or bar codes identifiers without proper notice.


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9.      Shipping

        9.1 Shipping shall be FOB Destination MANUFACTURER shall be responsible for all shipping and handling costs to Micro Central's requested destination within the United States. MANUFACTURER will ship other methods, upon request of Micro Central, and may charge Micro Central actual shipping costs in excess of UPS ground charges.

10.     Termination

        10.1 If either party breaches a term of this contract the other party shall be allowed to terminate this contract if an adequate remedy has not been implemented within 30 days of notice.

        10.2 After termination of this contract either party has the right to have all or any PRODUCT returned to Manufacturer for full refund. The party whose breach causes termination shall pay return shipping charges otherwise they will be paid by the terminating party.

        10.3 In the event either party becomes insolvent, or seeks protection, voluntarily or involuntarily, through bankruptcy, or ceases conducting business the other party shall have the immediate right to terminate this agreement.

        10.4 This contract may be terminated, by either party, at each renewal date by giving notice to the other party no less than 60 days prior to its expiration that a renewal shall not occur.

        10.5 If MANUFACTURER terminates this contract, or their breach causes this contract to be terminated, all unaccrued claims are due in full by MANUFACTURER.

        10.6 In the event that MANUFACTURER ceases business, other than through bankruptcy, then amounts and obligations due MANUFACTURER shall be forgiven.

        10.7    Sections 5.4, 5.7, 5.9, 6, 7, 8, 10, 11.2, 12.6, 12.7 and 13
                shall survive the termination of this agreement.

11.     Marketing

        11.1 MANUFACTURER shall make available cooperative marketing funds to Micro Central as determined by [*] of the purchases of Micro Central less any returns and price protections. In order to qualify for funds, all activities must be preapproved in writing by MANUFACTURER. Funds will be reimbursed by credit memo within 10 days of receipt of reasonable documentation of performance or upon invoice if payment is to be paid before performance.



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        11.2    MANUFACTURER's approval of Co-op or MDF funds shall serve as guarantee they will be paid upon submission or within a reasonable amount of time thereafter.

        11.3 Upon entering into this agreement MANUFACTURER shall allow $_________ of additional Market Development funds (MDF) to be used towards promoting their line to Micro Central employees, resellers, and/or end-users. This amount shall be at least equal or greater than any signing promotions that were offered to any other distributor within the prior 12 months. If a new distributor is later offered a greater signing promotion MANUFACTURER shall offer the increase to Micro Central.

        11.4    Intentionally Omitted.

12.     Miscellaneous

        12.1 MANUFACTURER's invoice for product shipped is limited to items that are on Micro Central's foxed purchase order. MANUFACTURER does not have the right of altering or adding amounts not specifically stated on the purchase order. Prior to shipment of PRODUCT, MANUFACTURER shall accept an alteration or cancellation or a purchase order in order to: change delivery location, quantities, or correct typographical errors.

        12.2 Contract notices should be sent as follows via registered mail, certified mail, return receipt requested, or overnight letter:

                        ___________________     Micro Central, Inc.
                        ___________________     PO Box 1009
                        ___________________     Old Bridge, NJ 08857
                        ___________________

                        ___________________     Contract Administrator
                           Contact Name

        12.3 This agreement constitutes the entire agreement in full between the MANUFACTURER and Micro Central.

        12.4 In no event shall this agreement be considered a joint venture or partnership. Micro Central and MANUFACTURER are independent contractors.

        12.5 In the event that any item of this agreement is ruled to be unenforceable then that item shall be considered to be stricken from this contract and the contract shall exist without such item.

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        12.6    Both parties agree to keep the contents of this contract, as well as all information designated confidential, as confidential until such information is available outside of this relationship or 3 years from date of receipt of information.

        12.7 This agreement shall be interpreted and constructed to be taken place in the State of New Jersey, United States of America and act as the venue for all issues.

        12.8 All terms and conditions of this contract are between the signed parties and may not be transferred or granted without the prior written permission of the other.

        12.9    Intentionally Omitted.

        12.10   Intentionally Omitted.

        12.11 Any amendments and additions to this contract must be executed in writing and signed by an authorized party.

        12.12 This agreement shall be binding upon and inure to the benefit of the successors or assigns of the respective parties.

13.     The Product

        13.1 Micro Central may not alter, copy, reverse code, or duplicate the product, or any portion thereof, without the written consent of the MANUFACTURER.

        13.2 MANUFACTURER retains all copyrights, trademarks, patents, and proprietary interest in these PRODUCTS.


________________________________                        Micro Central, Inc.
MANUFACTURER Name


________________________________                ________________________________
Authorized Signature & Date                     Authorized Signature & Date


________________________________                Jay Lopatin, President
Print Name/Title




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                                   APPENDIX A

                        PRODUCT LISTING AND PRICE SHEET

        The MANUFACTURER's current price list including, where applicable, retail, dealer, and distributor costs, part description, part number, UPC or other bar code shall be considered incorporated herewith as well as all future versions offered to any similar distributor.

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                                   APPENDIX B

                          LIST OF CURRENT DISTRIBUTORS

                               INGRAM MICRO, INC.
                                    MERISEL
                                 NAVARRE CORP.
                                AMERICAN HW & SW

The MANUFACTURER's current price list including, where applicable, retail, dealer, and distributor costs, part description, part number, UPC or other bar code shall be considered incorporated herewith as well as all future versions offered to any similar distributor.